Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ:  PACW)

Contact:	Matthew P. Wagner Chief Executive Officer PacWest Bancorp 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067	Victor R. Santoro Executive Vice President & CFO PacWest Bancorp 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067
Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE	MAY 31, 2013

PACWEST BANCORP ANNOUNCES THE COMPLETION OF ITS ACQUISITION OF
FIRST CALIFORNIA FINANCIAL GROUP

— Acquisition adds 6 branches after consolidation and approximately $1.7 billion in assets —

— Two First California Financial Group Directors Join the PacWest Board of Directors —

— First California Bank merged into Pacific Western Bank —

— Integration and systems conversion scheduled for June 14, 2013 —

Los Angeles, California...PacWest Bancorp (NASDAQ:  PACW) (“PacWest”) announced that today it completed its previously announced acquisition of First California Financial Group, Inc. (NASDAQ: FCAL) (“First California”).  As part of the acquisition, First California Bank, a wholly-owned subsidiary of First California, merged with and into PacWest’s wholly-owned banking subsidiary, Pacific Western Bank (“PWB”).

The acquisition, which was first announced on November 6, 2012, was concluded following receipt of shareholder approval from both institutions and all required regulatory approvals.  First California had $1.7 billion in assets as of March 31, 2013.  As of March 31, 2013, on a pro forma consolidated basis with First California, PacWest would have had approximately $7.0 billion in assets.

In the merger with First California, each share of First California common stock was converted into the right to receive 0.2966 of a share of PacWest common stock. The exchange ratio was calculated based on the volume-weighted average share price of PacWest common stock for the 20 consecutive trading days ending on the second full trading day prior to the receipt of the last of the regulatory approvals required under the merger agreement. PacWest is issuing an aggregate of approximately 8.3 million shares of PacWest common stock to First California stockholders (which include PacWest common shares issuable in exchange for First California’s Series A Preferred Stock).  Approximately $231,000 in cash is being delivered to holders of outstanding and unexercised First California options.  In addition, approximately one million shares of First California common stock currently owned by PacWest have been cancelled in the merger.  Based on the closing price of PacWest’s common stock on May 31, 2013 of $28.83 per share, the aggregate consideration to be paid to First California common stockholders and holders of options to acquire First California common stock, plus the cost of the First California shares of common stock cancelled in the merger, is approximately $243 million.

Effective May 31, 2013, Mr. Joseph Cohen and Antoinette Hubenette, M.D., former directors of First California, have joined PacWest Bancorp’s board of directors.

The integration of First California Bank systems and the conversion of First California Bank’s branches to PWB’s operating platform are scheduled to be completed over the weekend of June 14, 2013.  First California Bank has 15 branches, nine of which overlap with existing Pacific Western Bank branches.  Seven of the First California Bank branches will be closed as part of the integration and system conversion on June 14, 2013 and two PWB branches will subsequently be closed in the consolidation on June 21, 2013.The resulting net effect of this branch conversion and closure activity is that PWB will add six branches to its branch system.

ABOUT PACWEST BANCORP

PacWest is a bank holding company with $5.3 billion in assets as of March 31, 2013, with one wholly-owned banking subsidiary, PWB.  Through 68 full-service branches, excluding the 15 recently acquired branches of First California Bank which will be integrated on June 14, 2013, PWB provides commercial banking services, including real estate, construction, and commercial loans, to small and medium-sized businesses.  PWB’s branches are located throughout California in Los Angeles, Orange, Riverside, San Bernardino, Santa Barbara, San Diego, San Francisco, San Luis Obispo, San Mateo, and Ventura Counties.  Through its subsidiaries, BFI Business Finance and Celtic Capital Corporation, and its divisions, First Community Financial and Pacific Western Equipment Finance, PWB also provides working capital financing and equipment leasing to growing companies located throughout the United States, with a focus on the Southwest, primarily in Arizona, California, Utah, and Texas.  Additional information regarding PacWest is available on the Internet at www.pacwestbancorp.com.  Information regarding PWB is also available on the Internet at www.pacificwesternbank.com.

Contact information:

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021